UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 18, 2015

LIBERTY TAX, INC.
(Exact name of registrant as specified in charter)

Delaware	001-35588	27-3561876
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1716 Corporate Landing Parkway, Virginia Beach, Virginia 23454
(Address of Principal Executive Offices)  (Zip Code)

(757) 493-8855
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 18, 2015, Mr. Robert M. Howard was appointed as a Director of the Company by John T. Hewitt, Chief Executive Officer of Liberty Tax, Inc. (the “Company”).  The Certificate of Incorporation of the Company permits Mr. Hewitt, as the owner of all the Class B Common Stock of the Company, to elect a majority of the members of the Board of Directors, and the appointment of Mr. Howard filled an existing vacancy on the Board of Directors.  In addition,

Mr. Howard has been elected by the Board’s Nominating and Corporate Governance Committee to serve on the Company’s Audit and Nominating and Corporate Governance Committees.

Since 2010, Mr. Howard has served as Chief Investment Officer of GoldKey/PHR Hotels & Resorts, a hotel management company based in Virginia Beach, Virginia. Mr. Howard joined GoldKey/PHR in 1990 as Controller and subsequently served as Executive Vice President of Finance and Accounting and as Chief Financial Officer.

Prior to joining GoldKey/PHR, Mr. Howard provided audit, tax and consulting services with both Ernst & Whinney and with a regional accounting firm. Mr. Howard is a graduate of Washington Jefferson College with a degree in accounting. He also holds degrees of Certified Public Accountant (CPA), Certified Financial Manager (CFM) and Certified Management Accountant (CMA). Mr. Howard’s management, finance and accounting backgrounds will provide substantial additional expertise to the Board.

Mr. Howard will receive the same compensation as other non-employee Company directors as described in the Company’s 2015 Proxy Statement under “Non-Employee Director Compensation.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIBERTY TAX, INC.

Date: September 24, 2015	By:	/s/ James J. Wheaton
James J. Wheaton
Vice President and General Counsel